Exhibit 4.9

DESCRIPTION OF SECURITIES REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT, AS AMENDED

DESCRIPTION OF ENBRIDGE COMMON SHARES
In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of Enbridge common shares. The following description is subject to, and qualified by reference to, the terms and provisions of Enbridge’s articles and by-laws. Enbridge is authorized to issue an unlimited number of Enbridge common shares.
Enbridge Common Shares
Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.
Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.
The registrar and transfer agent for the common shares in Canada is Computershare Trust Company of Canada at its principal transfer offices in Calgary, Alberta; Vancouver, British Columbia; Toronto, Ontario; and Montréal, Québec, and in the United States is Computershare Trust Company, N.A. at its principal transfer offices in Canton, Massachusetts; Jersey City, New Jersey; and Louisville, Kentucky.
Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which is incorporated by reference as an exhibit to the Annual Report on 10-K.

DESCRIPTION OF 6.375% FIXED-TO-FLOATING RATE SUBORDINATED NOTES SERIES 2018‑B DUE 2078

In this section, the terms “Corporation,” “Enbridge,” “we,” “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries. The following description of our 6.375% Fixed-to-Floating Rate Subordinated Notes Series 2018-B due 2078 (the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture (as amended and supplemented from time to time, the “Indenture”), dated as of February 25, 2005, between the Corporation and Deutsche Bank Trust Company Americas, as Trustee, which is incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.9 is a part.

The Notes are represented by fully registered global Notes deposited in book-entry form with, or on behalf of, the Depository Trust Company, and registered in the name of its nominee for the accounts of Clearstream and Euroclear. The Notes have been issued in minimum denominations of US$25 and integral multiples of US$25 in excess thereof.

The Notes are direct unsecured subordinated obligations of the Corporation. The payment of principal and interest on the Notes, to the extent provided in the Indenture, are subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, and are effectively subordinated to all indebtedness and obligations of the Corporation’s subsidiaries.

The Notes are registered under Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”) and are traded on the New York Stock Exchange.

The Trustee under the Indenture is referred to in this section as the “Trustee,” which term shall include, unless the context otherwise requires, its successors and assigns. Capitalized terms used but not defined in this section shall have the meanings given to them in the Indenture.

Interest and Maturity

We pay interest on the Notes on every January 15, April 15, July 15 and October 15 of each year during which the Notes are outstanding (each such quarterly date, an “Interest Payment Date”) until April 15, 2078.

To, but excluding, April 15, 2023, the interest rate on the Notes is fixed at 6.375% per annum, payable in arrears. Starting on April 15, 2023, and on every January 15, April 15, July 15 and October 15 of each year during which the Notes are outstanding thereafter until April 15, 2078 (each such date, an “Interest Reset Date”), the interest rate on the Notes will be reset as follows:

·  Starting on April 15, 2023, on every Interest Reset Date, until April 15, 2028, the interest rate on the Notes will be reset at an interest rate per annum equal to the three month LIBOR (as defined below) plus 3.593%, payable in arrears, with the first payment at such rate being on July 15, 2023;

·  Starting on April 15, 2028, on every Interest Reset Date, until April 15, 2043, the interest rate on the Notes will be reset at an interest rate per annum equal to the three month LIBOR plus 3.843%, payable in arrears, with the first payment at such rate being on July 15, 2028; and

·  Starting on April 15, 2043, on every Interest Reset Date, until April 15, 2078, the interest rate on the Notes will be reset at an interest rate per annum equal to the three month LIBOR plus 4.593%, payable in arrears, with the first payment at such rate being on July 15, 2043.

The Notes will mature on April 15, 2078 (the “Maturity Date”).

Interest for each interest period to, but excluding, April 15, 2023, is calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest for each interest period from April 15, 2023 to April 15, 2078 will be calculated on the basis of the actual number of days elapsed during each such interest period and a 360-day year. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

Interest payments are made to the persons or entities in whose names the Notes are registered at the close of business on January 1, April 1, July 1 and October 1 (in each case, whether or not a business day), as the case may be, immediately preceding the relevant Interest Payment Date.

Until April 15, 2023, if an Interest Payment Date falls on a day that is not a business day, the Interest Payment Date will be postponed to the next business day, and no further interest will accrue in respect of such postponement.

For the period from (but excluding) April 15, 2023 to April 15, 2078, if an Interest Payment Date, other than a redemption date or the Maturity Date, falls on a day that is not a business day, the Interest Payment Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding business day. Also, if a redemption date or the Maturity Date of the Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the redemption date or the Maturity Date, if applicable.

LIBOR for each distribution period during the Floating Rate Period (“three month LIBOR”) will be determined by the Calculation Agent (as defined below), as of the applicable Determination Date (as defined below), in accordance with the following provisions:

·  three month LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of the interest period, as that rate appears on Reuters screen LIBOR01 (or any successor or replacement page) as of approximately 11:00 a.m., London time, on the Determination Date.

·  If the Calculation Agent determines that the three month LIBOR has been discontinued, then it will determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the three month LIBOR, provided that if the Calculation Agent determines there is an industry accepted successor base rate, the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may also implement changes to the business day convention, the definition of business day and the Determination Date in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines to use a substitute or successor base rate as so provided, the following will apply:

·  If the rate described above does not so appear on the Reuters screen LIBOR01 (or any successor or replacement page), then three month LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such interest period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of the interest period, and in a Representative Amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, three month LIBOR for the second London Business Day immediately preceding the first day of such interest period will be the arithmetic mean of the quotations.

·  If fewer than two of the requested quotations described above are provided, three month LIBOR for the Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 a.m., New York City time, on the _second London Business Day immediately preceding the first day of such interest period, by major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount.

·  If no quotation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate three month LIBOR or any of the foregoing lending rates, shall determine three month LIBOR for the second London Business Day immediately preceding the first day of such interest period in its sole discretion.

The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at our principal offices, will be made available to any holder of the Notes upon request and will be final and binding in the absence of manifest error.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

In this subsection, we use several terms that have special meanings relevant to calculating three month LIBOR. We define these terms as follows:

“Determination Date” means the second London Business Day (as defined below) immediately preceding the first date of the applicable interest period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Representative Amount” means an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service.

“Calculation Agent” means a banking institution or trust company appointed, prior to the initial Interest Reset Date, by the Corporation to act as calculation agent under the Indenture.

Specified Denominations

The Notes have been issued only in minimum denominations of US$25 and integral multiples of US$25 in excess thereof.

The Trustee

Deutsche Bank Trust Company Americas (the “Trustee”) is the Trustee under the Indenture governing the Notes.

Deferral Right

So long as no event of default has occurred and is continuing, we may elect, in our sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Corporation pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date. We will give the holders of the Notes (the “Noteholders”) written notice of our election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

Dividend Stopper Undertaking

Unless we have paid all accrued and payable interest on the Notes, we will not (the “Dividend Stopper Undertaking”):

·  declare any dividend on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

·  redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

·  make any payment to holders of any of the Dividend Restricted Shares or any Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

“Dividend Restricted Shares” means, collectively, our preference shares (including the Conversion Preference Shares) and our Common Shares.

“Parity Notes” means any class or series of our indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes (prior to any Automatic Conversion (as defined below)) as to distributions upon liquidation, dissolution or winding-up, and includes, without limitation, our US$750,000,000 6.00% Fixed-to-Floating Rate Subordinated Notes Series 2016-A due 2077, US$1,000,000,000 5.50% Fixed-to-Floating Rate Subordinated Notes Series 2017-A due 2077, $1,650,000,000 5.375% Fixed-to-Floating Rate Subordinated Notes Series 2017-B due 2077 and US$850,000,000 6.25% Fixed-to-Floating Rate Subordinated Notes Series 2018-A due 2078.

It is in our interest to ensure that interest on the Notes is timely paid so as to avoid triggering the Dividend Stopper Undertaking.

Automatic Conversion

The Notes, including accrued and unpaid interest thereon, will be converted automatically (the “Automatic Conversion”), without the consent of the Noteholders, into shares of a newly issued series of our preference shares, designated as Preference Shares, Series 2018-B (the “Conversion Preference Shares”) upon the occurrence of: (i) the making by the Corporation of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (ii) any proceeding instituted by the Corporation seeking to adjudicate it a bankrupt or insolvent or, where the Corporation is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property or assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the property and assets of the Corporation or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or where the Corporation is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Corporation or the appointment of a receiver, interim receiver, trustee, or other similar official for Enbridge’s property and assets or for any substantial part of its property and assets) (each, an “Automatic Conversion Event”).

The Conversion Preference Shares will carry the right to receive cumulative preferential cash dividends, if, as and when declared by the board of directors of the Corporation, subject to the Canada Business Corporations Act, at the same rate as the interest rate that would have accrued on the Notes (had the Notes remained outstanding), payable on each quarterly dividend payment date, subject to any applicable withholding tax.

The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time, the Notes shall be automatically converted, without the consent of the Noteholders, into a newly issued series of fully-paid Conversion Preference Shares. At such time, Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by Noteholders, who shall thereupon automatically cease to be holders thereof and all rights of any such holder as a debtholder of the Corporation shall automatically cease. At the Conversion Time, the Noteholders will receive one Conversion Preference Share for each US$25 principal amount of Notes held immediately prior to the Automatic Conversion together with the number of Conversion Preference Shares calculated by dividing the amount of accrued and unpaid interest, if any, on the Notes, by US$25 and rounded down to the nearest whole Conversion Preference Share.

Upon an Automatic Conversion of the Notes, the Corporation reserves the right not to issue some or all, as applicable, of the Conversion Preference Shares to any person whose address is in, or whom Enbridge or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States to the extent that: (i) the issuance or delivery by Enbridge to such person, upon an Automatic Conversion of Conversion Preference Shares, would require Enbridge to take any action to comply with securities or analogous laws of such jurisdiction, or (ii) withholding tax would be applicable in connection with the delivery to such person of Conversion Preference Shares upon an Automatic Conversion (“Ineligible Persons”). In such circumstances, the Corporation will hold all Conversion Preference Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such Conversion Preference Shares through a registered dealer retained by the Corporation for the purpose of effecting the sale (to parties other than the Corporation, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons. Such sales, if any, may be made at any time and any price. The Corporation will not be subject to any liability for failing to sell Conversion Preference Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Corporation from the sale of any such Conversion Preference Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preference Shares that would otherwise have been delivered to them, after deducting the costs of sale and applicable taxes, if any. The Corporation will make payment of the aggregate net proceeds to the Depositary (if the Notes are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the procedures of the Depositary or otherwise.

As a precondition to the delivery of any certificate or other evidence of issuance representing any Conversion Preference Shares or related rights following an Automatic Conversion, the Corporation may obtain from any Noteholder (and persons holding Notes represented by such Noteholder) a declaration, in form and substance satisfactory to the Corporation, confirming compliance with any applicable regulatory requirements to establish that such Noteholder is not, and does not represent, an Ineligible Person.

As the events that give rise to an Automatic Conversion are bankruptcy and related events, it is in our interest to ensure that an Automatic Conversion does not occur, although the events that could give rise to an Automatic Conversion may be beyond our control.

Redemption Right

On or after April 15, 2023, the Corporation may, at its option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem the Notes, in whole at any time or in part from time to time, on any Interest Payment Date. The redemption price per US$25 principal amount of Notes redeemed on any Interest Payment Date will be 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Notes that are redeemed shall be cancelled and shall not be reissued.

In the event that the Corporation redeems or purchases any of the Notes, the Corporation intends (without thereby assuming a legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, received by the Corporation from new issuances during the period commencing on the 360th calendar day prior to the date of such redemption or purchase of securities which are assigned by S&P at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the Notes to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the Notes), unless:

·  the issuer credit rating assigned by S&P to the Corporation is at least BBB+ (or such similar nomenclature then used by S&P) and the Corporation is comfortable that such rating would not fall below this level as a result of such redemption or purchase; or

·  in the case of a purchase:

·  such repurchase is of less than 10 percent of the aggregate principal amount of the Notes originally issued in any period of 12 consecutive months, or

·  a maximum of 25 percent of the aggregate principal amount of the Notes originally issued in any period of ten consecutive years is purchased,

·  the Notes are not assigned equity credit by S&P at the time of such redemption or purchase, or

·  the Notes are redeemed pursuant to a Rating Event or a Tax Event (each as defined herein), or

·  such redemption or purchase occurs on or after April 15, 2043.

Redemption on Tax Event or Rating Event

Prior to the initial Interest Reset Date and within 90 days following the occurrence of a Tax Event, the Corporation may, at its option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem all (but not less than all) of the Notes. The redemption price per US$25 principal amount of Notes will be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption.

A “Tax Event” means the Corporation has received an opinion of independent counsel of a nationally recognized law firm in Canada or the U.S. experienced in such matters (who may be counsel to the Corporation) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the U.S. or any political subdivision or taxing authority thereof or therein, affecting taxation, (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”), or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that (i) the Corporation is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Corporation of interest on the Notes), as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority or (ii) the Corporation is, or may be, obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”.

Prior to the initial Interest Reset Date and within 90 days following the occurrence of a Rating Event, the Corporation may, at its option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem all (but not less than all) of the Notes. The redemption price per US$25 principal amount of Notes will be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption.

A “Rating Event” means Moody’s, S&P, DBRS or Fitch that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes.

Provision of Financial Information

The Corporation will file with the Trustee, within 15 days after the same are so required to be filed with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If the Corporation is not required to file such information, documents or reports with the SEC, then the Corporation will file with the Trustee such periodic reports as the Corporation files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after the same are so required to be filed with such securities commissions or securities regulatory authorities.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under the Indenture (including the Notes) affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series: (1) change the stated maturity of the principal of, or any installment of interest, if any, on any debt security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security; (3) change the place of payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (6) adversely affect any right to convert or exchange any debt security; (7) reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority of the principal amount of the Notes may on behalf of the holders of the Notes waive, insofar as the Notes are concerned, compliance by the Corporation with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of the Notes may waive any past default under the Indenture with respect to the Notes, except a default in the payment of the principal of (or premium, if any) and interest, if any, on the Notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note. The Indenture or the Notes may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of Notes.

Defeasance

The Indenture provides that, at its option, the Corporation will be discharged from any and all obligations in respect of the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of Notes or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States stating that (a) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there _has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Notes include holders who are not resident in Canada); (3) no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

The Indenture provides that, at its option, the Corporation may omit to comply with certain covenants, including certain of the covenants described above under the heading “Covenants”, and such omission shall not be deemed to be an event of default under the Indenture and the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities include holders who are not resident in Canada); (3) no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Subordination

The Notes are direct unsecured subordinated obligations of the Corporation. The payment of principal and interest on the Notes, to the extent provided in the Indenture, are subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, and are effectively subordinated to all indebtedness and obligations of the Corporation’s subsidiaries.

In the event (i) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding-up of the Corporation, or (ii) subject to the subordination provisions in the Indenture that a default shall have occurred with respect to payments due on any Senior Indebtedness, or there shall have occurred an event of default (other than a default in payment) in respect of any Senior Indebtedness permitting the holder or holders thereof to accelerate the maturity thereof, or (iii) that the principal of and accrued interest on the Notes shall have been declared due and payable pursuant to the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the Noteholders are entitled to receive a payment on account of the principal or interest on the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation.

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. As of December 31, 2019, the Corporation’s Senior Indebtedness totaled approximately Cdn. $23,083 million.

Events of Default

An event of default in respect of the Notes will occur only if the Corporation defaults on the payment of (i) principal or premium, if any, when due and payable, or (ii) interest when due and payable and such default continues for 30 days (subject to the Corporation’s right, at its sole option, to defer interest payments, as described under “Description of the Notes - Deferral Right.”). There will be no right of acceleration in the case of a default in the performance of any other covenant of the Corporation in the Indenture, although a legal action could be brought to enforce such covenant. For the avoidance of doubt, the events of default stated in this section shall be the only events of default applicable to the Notes.

If an event of default has occurred and is continuing, and the Notes have not already been automatically converted into Conversion Preference Shares, then the Corporation shall be deemed to be in default under the Indenture and the Notes and the Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of Notes then outstanding under the Indenture, demand payment of the principal or premium, if any, together with any accrued and unpaid interest up to (but excluding) such date, which shall immediately become due and payable in cash, and may institute legal proceedings for the collection of such aggregate amount in the event the Corporation fails to make payment thereof upon such demand.

Covenants

The Indenture contains promises by the Corporation, called “covenants” for the benefit of the holders of the Notes. The Corporation will make the covenants described under the headings “- Limitation on Security Interests” and “- Other Indenture Covenants” for the holders of the Notes.

Limitation on Security Interests

The Corporation agrees in the Indenture, for the benefit of the holders of the Notes, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of the Notes then outstanding shall be secured equally and ratably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

(a)  Security Interests existing on the date of the first issuance of the Notes by the Corporation under the Indenture or arising after that date under contractual commitments entered into prior to that date;

(b)  Security Interests securing Purchase Money Obligations;

(c)  Security Interests securing Non-Recourse Debt;

(d)  Security Interests in favor of the Corporation’s subsidiaries;

(e)  Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

(f)  Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

(g)  Security Interests on or against cash or marketable debt securities pledged to secure Financial Instrument Obligations;

(h)  Security Interests in respect of certain:

i. liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

ii. liens and certain rights under leases,

iii. obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

iv. liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, laborers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

v. rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

vi. undetermined or inchoate liens incidental to the operations of the Corporation,

vii. Security Interests contested in good faith by the Corporation or for which payment is deposited with the Trustee,

viii. easements, rights-of-way and servitudes,

ix. security to public utilities, municipalities or governmental or other public authorities,

x. liens and privileges arising out of judgments or awards, and

xi. other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

(i)  extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The Indenture covenant restricting Security Interests does not restrict the Corporation’s ability to sell its property and other assets and does not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other Indenture Covenants

The Corporation has covenanted with respect to the Notes to (1) duly and punctually pay amounts due on the Notes; (2) maintain an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not the Corporation is in default under the Indenture; (4) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (5) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided, that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the holders of the Notes.

Subject to the provision described under the heading “- Mergers, Consolidations and Sales of Assets” below, the Corporation has also covenanted that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that the Corporation is not required to preserve any right or franchise if the board of directors of the Corporation determines that preservation of the right or franchise is no longer desirable in the conduct of the business of the Corporation and that its loss is not disadvantageous in any material respect to the holders of the Notes.

Waiver of Covenants

The Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant in respect of the Notes, if before the time for such compliance the holders of a majority of the principal amount of the outstanding Notes waive compliance with the applicable term, provision or condition.

Mergers, Consolidations and Sales of Assets

The Corporation may not consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless, among other requirements:

(a)  the successor to the consolidation, amalgamation, merger or arrangement is organized under the laws of Canada, or any Province or Territory, the United States of America, or any State or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the Notes and perform or observe the covenants and obligations contained in the Indenture;

(b)  immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

(c)  if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Corporation or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of the Corporation or conveyance, transfer or lease of properties and assets of the Corporation substantially as an entirety, the successor to the Corporation will succeed to every right and power of the Corporation under the Indenture, and, except in the case of a lease, the Corporation will be relieved of all obligations and covenants under the Indenture and the Notes.

Additional Covenants

In addition to the Dividend Stopper Undertaking and the covenants above, the Corporation has covenanted for the benefit of the Noteholders, that (i) it will use its commercially reasonable efforts to (a) appoint, prior to the initial Interest Reset Date, a Calculation Agent under the Indenture and shall deliver to the Trustee written notice thereof and (b) at all times thereafter until the Maturity Date, use its commercially reasonable efforts to cause a Calculation Agent to be so appointed under the Indenture; provided that, if the Corporation uses such commercially reasonable efforts and is unable to appoint such a Calculation Agent, the Corporation or one of our affiliates may serve as Calculation Agent, acting reasonably and in good faith, until such time as the Corporation is able to appoint a banking institution or trust company as Calculation Agent, and (ii) it will not create or issue any preference shares which, in the event of insolvency or winding-up of the Corporation, would rank in right of payment in priority to the Conversion Preference Shares.

Payment of Additional Amounts

All payments made by or on account of any obligation of the Corporation under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, “Canadian Taxes”), unless the Corporation is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Corporation is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Corporation shall pay as additional interest such additional amounts (hereinafter “Additional Amounts”) as may be necessary so that the net amount received by each Noteholder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Noteholder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Noteholder (hereinafter an “Excluded Holder”) in respect of a beneficial owner (i) with which the Corporation does not deal at arm’s length (for purposes of the Tax Act) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of the failure to comply with any certification, identification, information, documentation or other reporting requirement by a Noteholder if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iii) where all or any portion of the amount paid to such Noteholder is deemed to be a dividend paid to such holder pursuant to subsection 214(16) of the Tax Act, or (iv) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder. The Corporation shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

Notwithstanding the foregoing, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no additional amounts will be payable as a result of any such FATCA Withholding Tax.

If a Noteholder has received a refund or credit for any Canadian Taxes with respect to which the Corporation has paid Additional Amounts, such Noteholder shall pay over such refund to the Corporation (but only to the extent of such Additional Amounts), net of all out of-pocket expenses of such Noteholder, together with any interest paid by the relevant tax authority in respect of such refund.

If Additional Amounts are required to be paid as a result of a Tax Event, the Corporation may elect to redeem the outstanding Notes. See “- Redemption on Tax Event or Rating Event” above.

Book-Entry System

The Notes are represented by fully registered global securities (the “Global Securities”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depositary”)), or such other name as may be requested by an authorized representative of the Depositary. Notes may be transferred or exchanged only through the Depositary and its participants. Except as described below, owners of beneficial interests in the Global Securities are not entitled to receive Notes in definitive form. Account holders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in the Depositary. So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, is considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security are not entitled to have the Notes represented by the Global Security registered in their names, do not receive and are not entitled to receive physical delivery of the Notes of such series in definitive form and are not considered the owners or holders thereof under the Indenture. Beneficial Owners (as defined below) do not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued or if there shall have occurred and be continuing an event of default under the Indenture. The Depositary has no knowledge of the actual beneficial owners of the Notes; the Depositary’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct participants and indirect participants (as each is defined below) remain responsible for keeping account of their holdings on behalf of their customers.

Each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Notes.

Global Clearance and Settlement Procedures

Cross market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream, on the other, will be effected through the Depositary in accordance with Depositary rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through the Depositary, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to the Depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during that processing will be reported to the relevant Euroclear participants or Clearstream participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement with the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation agrees to appoint Enbridge (U.S.) Inc. as its authorized agent for service of process in any suit or proceeding arising out of or relating to the Notes or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

The Notes and the Indenture are governed by the laws of the State of New York, except for the subordination provisions in Article 7 of the fifth supplemental indenture to the Indenture, which is governed by the laws of the Province of Alberta.

Definitions

The Indenture contains, among others, definitions substantially to the following effect:

“Consolidated Net Tangible Assets” means all consolidated assets of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation, less the aggregate of the following amounts reflected upon such balance sheet:

(a)	all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b)
 to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided that no deduction shall be made under this paragraph (b) to the extent that such amount reflects a decrease in value or periodic allocation of the cost of any asset referred to in paragraph (a) above;

(c)	minority interests;

(d)	non-cash current assets; and

(e)	Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing of such assets.

“Financial Instrument Obligations” means obligations arising under:

(a)
any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)
any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)
any agreement for the making or taking of Petroleum Substances or electricity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is Petroleum Substances or electricity or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or electricity or fluctuations in the price of Petroleum Substances or electricity, each as the case may be;

to the extent of the net amount due or accruing due by the Corporation thereunder (determined by marking-to-market the same in accordance with their terms).

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

“Indebtedness” means all items of indebtedness in respect of amounts borrowed and all Purchase Money Obligations which, in accordance with Generally Accepted Accounting Principles, would be recorded in the financial statements as at the date as of which such Indebtedness is to be determined, and in any event including, without duplication:

(a)	obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(b)
guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any Indebtedness incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals, or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Security Interest” means any security by way of assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.